UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                   Commission File Number 1-5467
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                                   Valhi, Inc.
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             (Exact name of registrant as specified in its charter)


             5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697
                                 (972) 233-1700
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       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Liquid Yield Option Notes due 2007
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            (Title of each class of securities covered by this Form)

                     Common stock, par value $0.01 per share
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       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)         [ X ]              Rule 12h-3(b)(1)(i)         [ X ]
Rule 12g-4(a)(1)(ii)        [   ]              Rule 12h-3(b)(1)(ii)        [   ]
Rule 12g-4(a)(2)(i)         [   ]              Rule 12h-3(b)(2)(i)         [   ]
Rule 12g-4(a)(2)(ii)        [   ]              Rule 12h-3(b)(2)(ii)        [   ]
                                               Rule 15d-6                  [ X ]

         Approximate number of holders of record as of the certification or notice date: 0

         Pursuant to the requirements of the Securities Exchange Act of 1934, Valhi, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 15, 2003

                                                 Valhi, Inc.




                                                 By:     /s/ Gregory M. Swalwell
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                                                         Gregory M. Swalwell
                                                         Vice President